Exhibit 99.1

Generac Reports Record Second Quarter 2022 Results

Increased capacity, strong execution and improving margins drive record results; maintaining 2022 outlook which anticipates continued strong sales growth and sequentially improving margin profile

WAUKESHA, WISCONSIN (August 3, 2022) – Generac Holdings Inc. (NYSE: GNRC) (“Generac” or the “Company”), a leading global designer and manufacturer of energy technology solutions and other power products, today reported financial results for its second quarter ended June 30, 2022 and provided an update on its outlook for the full year 2022.

Second Quarter 2022 Highlights

●

Net sales increased 40% to a record $1.29 billion during the second quarter of 2022 as compared to $920 million in the prior-year second quarter. Core sales growth, which excludes both the impact of acquisitions and foreign currency, increased approximately 33%.

-	Residential product sales grew 49% to $896 million as compared to $600 million last year.

-	Commercial & Industrial (“C&I”) product sales increased 22% to $309 million as compared to $254 million in the prior year.

●	Net income attributable to the Company during the second quarter was $156 million, or $2.21 per share, as compared to $127 million, or $2.01 per share, for the same period of 2021.

●

Adjusted net income attributable to the Company, as defined in the accompanying reconciliation schedules, was a record $194 million, or $2.99 per share, as compared to $153 million, or $2.39 per share, in the second quarter of 2021.

●

Adjusted EBITDA before deducting for noncontrolling interests, as defined in the accompanying reconciliation schedules, was a record $271 million, or 21.0% of net sales, as compared to $218 million, or 23.7% of net sales, in the prior year.

●

The Company is maintaining its full-year 2022 net sales growth guidance of approximately 36 to 40% compared to the prior year on an as-reported basis. Adjusted EBITDA margin, before deducting for non-controlling interests, is still expected to be approximately 21.5 to 22.5%.

●

On June 29th, the Company amended its existing term loan credit agreement. This included establishing a new term loan facility in an aggregate principal amount of $750 million and establishing a new revolving facility in an aggregate principal amount of $1.25 billion, which was unfunded at closing. Proceeds were used to prepay $250 million of the existing term loan B facility and to fully pay off the existing ABL revolving credit facility, with the remaining funds to be used for general corporate purposes.

●

Subsequent to quarter end, the Company repurchased approximately $124.0 million of its common stock, which was the amount remaining under its share repurchase authorization at the time. Additionally, on July 29, 2022, the Company’s Board of Directors approved a new stock repurchase program that allows for the repurchase of up to $500 million of the Company's common stock over a 24-month period.

“We continued to experience robust growth during the second quarter as ongoing capacity expansion helped drive shipments to new records,” said Aaron Jagdfeld, President and Chief Executive Officer. “In addition to the tremendous year-over-year increase in sales, we experienced significant sequential margin improvement in the quarter, which reinforces our prior expectations that margins bottomed in the first quarter and will continue to improve throughout 2022. Given the positive underlying demand trends and elevated backlog, we are maintaining our sales growth and adjusted EBITDA margin guidance for the full-year 2022. The mega-trends supporting this demand remain as compelling as ever, and we believe our unique suite of energy technology solutions has Generac well-positioned to lead the evolution to a more resilient, efficient and sustainable energy future.”

Additional Second Quarter 2022 Consolidated Highlights

Gross profit margin was 35.4% as compared to 36.9% in the prior-year second quarter. While headwinds eased relative to previous quarters, gross margins continued to be impacted by higher input costs including increased commodity prices, logistics costs, and labor. These costs were mostly offset by the growing realization of previously implemented pricing actions and favorable sales mix. The increasing benefit of pricing actions implemented over the past several quarters and projected easing of input costs are expected to result in gross margins continuing to improve in the second half of the year.

Operating expenses increased $83.4 million, or 53.2%, as compared to the second quarter of 2021, including a $14.8 million increase in acquisition-related amortization expense. The remaining increase was primarily driven by the impact of recurring operating expenses from recent acquisitions, increased employee costs, and additional variable expenses from the significant increase in sales volumes.

Provision for income taxes for the current year quarter was $45.8 million, or an effective tax rate of 22.5%, as compared to $46.4 million, or a 26.6% effective tax rate, for the prior year. The decrease in effective tax rate was primarily due to a discrete tax item in the prior year quarter resulting from a legislative tax rate change in a foreign jurisdiction that unfavorably revalued deferred tax liabilities by $7.0 million, or approximately 4% tax rate impact to the prior year quarter.

Cash flow from operations was $23.8 million during the second quarter, as compared to $122.5 million in the prior year. Free cash flow, as defined in the accompanying reconciliation schedules, was $5.8 million as compared to $96.3 million in the second quarter of 2021. The decline in free cash flow was due to significantly higher working capital investment in the current year quarter, partially offset by higher operating earnings.

Business Segment Results

Domestic Segment

Domestic segment total sales (including inter-segment sales) increased 42% to $1.13 billion as compared to $792.9 million in the prior year quarter, with the impact of acquisitions contributing approximately 6% of the revenue growth for the quarter. The strong core sales growth was led by home standby generators, while C&I channels also experienced significant year-over-year growth in the quarter, highlighted by national rental equipment and telecom customers and the industrial distributor channel.

Adjusted EBITDA for the segment was $241.9 million, or 21.5% of domestic segment total sales, as compared to $203.9 million in the prior year, or 25.7% of total sales. This margin performance was primarily impacted by higher input costs and the impact of acquisitions, partially offset by pricing benefits and favorable sales mix.

International Segment

International segment total sales (including inter-segment sales) increased 43% to $203.3 million as compared to $142.4 million in the prior year quarter, with the net impact of acquisitions and foreign currency contributing approximately 9% of the revenue growth for the quarter. The core sales growth for the segment was driven by growth across all major regions as compared to the prior year, most notably in Europe and Latin America.

Adjusted EBITDA for the segment, before deducting for noncontrolling interests, was $29.5 million, or 14.5% of international segment total sales, as compared to $13.7 million, or 9.7% of total sales, in the prior year. This strong margin performance was primarily driven by the positive impact of recent acquisitions and improved operating leverage on higher volumes.

2022 Outlook Update

The Company is maintaining its full-year 2022 net sales growth guidance range of approximately 36 to 40% compared to the prior year, which includes approximately 5 to 7% net impact from acquisitions and foreign currency.

Additionally, the Company still expects net income margin, before deducting for non-controlling interests, to be approximately 13.0 to 14.0% for the full-year 2022. The corresponding adjusted EBITDA margin is still expected to be approximately 21.5 to 22.5%.

Conference Call and Webcast

Generac management will hold a conference call at 10:00 a.m. EDT on Wednesday, August 3, 2022 to discuss second quarter 2022 operating results. The conference call can be accessed at the following link: https://register.vevent.com/register/BIa03208708aae4babae97d724881c5969. Individuals that wish to listen via telephone will be given dial-in information.

The conference call will also be webcast simultaneously on Generac's website (http://www.generac.com), accessed under the Investor Relations link. The webcast link will be made available on the Company’s website prior to the start of the call within the Events section of the Investor Relations website.

Following the live webcast, a replay will be available on the Company's website.

About Generac

Generac is a leading energy technology company that provides backup and prime power systems for home and industrial applications, solar + battery storage solutions, smart home energy management devices and energy services, advanced power grid software platforms and engine- and battery-powered tools and equipment. Founded in 1959, Generac introduced the first affordable backup generator and later created the category of automatic home standby generator. The company is committed to sustainable, cleaner energy products poised to revolutionize the 21st century electrical grid.

Forward-looking Information

Certain statements contained in this news release, as well as other information provided from time to time by Generac Holdings Inc. or its employees, may contain forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward looking statements. Forward-looking statements give Generac's current expectations and projections relating to the Company's financial condition, results of operations, plans, objectives, future performance and business. You can identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements may include words such as "anticipate," "estimate," "expect," "forecast," "project," "plan," "intend," "believe," "confident," "may," "should," "can have," "likely," "future," “optimistic” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operating or financial performance or other events.

Any such forward looking statements are not guarantees of performance or results, and involve risks, uncertainties (some of which are beyond the Company's control) and assumptions. Although Generac believes any forward-looking statements are based on reasonable assumptions, you should be aware that many factors could affect Generac's actual financial results and cause them to differ materially from those anticipated in any forward-looking statements, including:

●	frequency and duration of power outages impacting demand for our products;
●	fluctuations in cost and quality of raw materials required to manufacture our products;
●	availability of both labor and key components from our global supply chain, including single-sourced components, needed in producing our products;
●	the possibility that the expected synergies, efficiencies and cost savings of our acquisitions will not be realized, or will not be realized within the expected time period;
●	the risk that our acquisitions will not be integrated successfully;
●	the impact on our results of possible fluctuations in interest rates, foreign currency exchange rates, commodities, product mix, logistics costs and regulatory tariffs;
●	the duration and impact of the COVID-19 pandemic;
●	difficulties we may encounter as our business expands globally or into new markets;
●	our dependence on our distribution network;

●	our ability to invest in, develop or adapt to changing technologies and manufacturing techniques;
●	loss of our key management and employees;
●	increase in product and other liability claims or recalls;
●	failures or security breaches of our networks, information technology systems, or connected products;
●	changes in environmental, health and safety, or product compliance laws and regulations affecting our products, operations, or customer demand;
●	significant legal proceedings, claims, lawsuits or government investigations.

Should one or more of these risks or uncertainties materialize, Generac's actual results may vary in material respects from those projected in any forward-looking statements. In the current environment, some of the above factors have materialized and may or will continue to be impacted by the COVID-19 pandemic, which may cause actual results to vary from these forward-looking statements. A detailed discussion of these and other factors that may affect future results is contained in Generac's filings with the U.S. Securities and Exchange Commission (“SEC”), particularly in the Risk Factors section of the 2021 Annual Report on Form 10-K and in its periodic reports on Form 10-Q. Stockholders, potential investors and other readers should consider these factors carefully in evaluating the forward-looking statements.

Any forward-looking statement made by Generac in this press release speaks only as of the date on which it is made.  Generac undertakes no obligation to update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

Non-GAAP Financial Metrics

Core Sales

The Company references core sales to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Core sales excludes the impact of acquisitions and fluctuations in foreign currency translation. Management believes that core sales facilitates easier and more meaningful comparison of net sales performance with prior and future periods.

Adjusted EBITDA

The computation of adjusted EBITDA attributable to the Company and adjusted EBITDA margin is based on the definition of EBITDA contained in Generac's credit agreements. To supplement the Company's condensed consolidated financial statements presented in accordance with U.S. GAAP, Generac provides a summary to show the computation of adjusted EBITDA, which excludes the impact of noncontrolling interests, taking into account certain charges and gains that were recognized during the periods presented.

Adjusted Net Income

To further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP, the Company provides a summary to show the computation of adjusted net income attributable to the Company. Adjusted net income attributable to the Company is defined as net income before noncontrolling interests adjusted for the following items: amortization of intangible assets, amortization of deferred financing costs and original issue discount related to the Company's debt, intangible impairment charges, certain transaction costs and other purchase accounting adjustments, losses on extinguishment of debt, business optimization expenses, certain other non-cash gains and losses, and adjusted net income attributable to non-controlling interests. In addition, for periods prior to 2022, adjusted net income reflects cash income tax expense due to the existence of the tax shield from the amortization of tax-deductible goodwill and intangible assets from the acquisition of the Company by CCMP Capital Advisors, LLC in 2006. Due to the expiration of this tax shield in the fourth quarter of 2021, there is no similar reconciling item starting in 2022.

Free Cash Flow

In addition, we reference free cash flow to further supplement Generac's condensed consolidated financial statements presented in accordance with U.S. GAAP. Free cash flow is defined as net cash provided by operating activities, plus proceeds from beneficial interests in securitization transactions, less expenditures for property and equipment, and is intended to be a measure of operational cash flow taking into account additional capital expenditure investment into the business.

The presentation of this additional information is not meant to be considered in isolation of, or as a substitute for, results prepared in accordance with U.S. GAAP.  Please see the accompanying Reconciliation Schedules and our SEC filings for additional discussion of the basis for Generac's reporting of Non-GAAP financial measures, which includes why the Company believes these measures provide useful information to investors and the additional purposes for which management uses the non-GAAP financial information.

SOURCE: Generac Holdings Inc.

CONTACT:

Michael W. Harris

Senior Vice President – Corporate Development & Investor Relations
(262) 506-6064
InvestorRelations@generac.com

Generac Holdings Inc.
Condensed Consolidated Statements of Comprehensive Income
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net sales	$1,291,391	$919,981	$2,427,247	$1,727,415
Costs of goods sold	834,406	580,246	1,609,514	1,065,866
Gross profit	456,985	339,735	817,733	661,549

Operating expenses:
Selling and service	120,066	78,777	218,309	147,201
Research and development	41,599	25,344	81,343	47,732
General and administrative	52,600	41,610	94,572	74,509
Amortization of intangibles	25,876	11,052	51,930	20,031
Total operating expenses	240,141	156,783	446,154	289,473
Income from operations	216,844	182,952	371,579	372,076

Other (expense) income:
Interest expense	(10,235)	(7,721)	(19,789)	(15,444)
Investment income	92	244	169	847
Loss on extinguishment of debt	(3,743)	(831)	(3,743)	(831)
Other, net	505	(373)	751	2,936
Total other expense, net	(13,381)	(8,681)	(22,612)	(12,492)

Income before provision for income taxes	203,463	174,271	348,967	359,584
Provision for income taxes	45,826	46,362	74,434	81,730
Net income	157,637	127,909	274,533	277,854
Net income (loss) attributable to noncontrolling interests	1,278	873	4,316	1,825
Net income attributable to Generac Holdings Inc.	$156,359	$127,036	$270,217	$276,029

Net income attributable to common shareholders per common share - basic:	$2.24	$2.06	$3.85	$4.44
Weighted average common shares outstanding - basic:	63,662,510	62,605,166	63,607,711	62,533,725

Net income attributable to common shareholders per common share - diluted:	$2.21	$2.01	$3.78	$4.34
Weighted average common shares outstanding - diluted:	64,713,748	64,088,709	64,799,002	64,097,378

Comprehensive income attributable to Generac Holdings Inc.	$120,864	$119,246	$243,229	$273,062

Generac Holdings Inc.
Condensed Consolidated Balance Sheets
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

	June 30,	December 31,
	2022	2021
Assets
Current assets:
Cash and cash equivalents	$467,140	$147,339
Accounts receivable, less allowance for credit losses	692,291	546,466
Inventories	1,240,524	1,089,705
Prepaid expenses and other assets	91,356	64,954
Total current assets	2,491,311	1,848,464

Property and equipment, net	446,007	440,852

Customer lists, net	217,152	238,722
Patents and technology, net	469,384	492,473
Other intangible assets, net	51,727	66,436
Tradenames, net	233,023	243,531
Goodwill	1,388,051	1,409,674
Deferred income taxes	14,091	15,740
Operating lease and other assets	162,205	121,888
Total assets	$5,472,951	$4,877,780

Liabilities and stockholders’ equity
Current liabilities:
Short-term borrowings	$77,514	$72,035
Accounts payable	614,009	674,208
Accrued wages and employee benefits	61,249	72,060
Other accrued liabilities	415,730	331,674
Current portion of long-term borrowings and finance lease obligations	3,674	5,930
Total current liabilities	1,172,176	1,155,907

Long-term borrowings and finance lease obligations	1,286,499	902,091
Deferred income taxes	151,643	205,964
Operating lease and other long-term liabilities	360,041	341,681
Total liabilities	2,970,359	2,605,643

Redeemable noncontrolling interest	82,830	58,050

Stockholders’ equity:
Common stock, par value $0.01, 500,000,000 shares authorized, 72,588,588 and 72,386,017 shares issued at June 30, 2022 and December 31, 2021, respectively	727	725
Additional paid-in capital	967,819	952,939
Treasury stock, at cost	(475,294)	(448,976)
Excess purchase price over predecessor basis	(202,116)	(202,116)
Retained earnings	2,210,582	1,965,957
Accumulated other comprehensive loss	(82,839)	(54,755)
Stockholders’ equity attributable to Generac Holdings Inc.	2,418,879	2,213,774
Noncontrolling interests	883	313
Total stockholders’ equity	2,419,762	2,214,087
Total liabilities and stockholders’ equity	$5,472,951	$4,877,780

Generac Holdings Inc.
Condensed Consolidated Statements of Cash Flows
(U.S. Dollars in Thousands)
(Unaudited)

	Six Months Ended June 30,
	2022	2021
Operating activities
Net income	$274,533	$277,854
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation	25,629	19,435
Amortization of intangible assets	51,930	20,031
Amortization of original issue discount and deferred financing costs	1,287	1,295
Loss on extinguishment of debt	3,743	831
Deferred income taxes	(61,625)	7,003
Share-based compensation expense	16,562	12,421
Gain on disposal of assets	(587)	(3,978)
Other noncash (gains) charges	(2,037)	(142)
Net changes in operating assets and liabilities, net of acquisitions:
Accounts receivable	(143,308)	(96,846)
Inventories	(158,232)	(163,820)
Other assets	1,637	(4,172)
Accounts payable	(54,583)	186,041
Accrued wages and employee benefits	(11,876)	2,537
Other accrued liabilities	86,616	38,028
Excess tax benefits from equity awards	(15,996)	(21,525)
Net cash provided by operating activities	13,693	274,993

Investing activities
Proceeds from sale of property and equipment	1,883	74
Proceeds from sale of investment	1,308	4,902
Proceeds from beneficial interests in securitization transactions	1,843	1,363
Contribution to equity method investment	(10,229)	(216)
Expenditures for property and equipment	(46,503)	(54,222)
Acquisition of business, net of cash acquired	(11,421)	(419,017)
Net cash used in investing activities	(63,119)	(467,116)

Financing activities
Proceeds from short-term borrowings	216,681	57,589
Proceeds from long-term borrowings	935,000	50,000
Repayments of short-term borrowings	(208,244)	(73,675)
Repayments of long-term borrowings and finance lease obligations	(538,401)	(53,095)
Payment of contingent acquisition consideration	–	(3,750)
Payment of debt issuance costs	(10,330)	(1,185)
Purchase of additional ownership interest	(375)	(27,164)
Taxes paid related to equity awards	(38,347)	(39,967)
Proceeds from the exercise of stock options	10,383	18,567
Net cash provided by (used in) financing activities	366,367	(72,680)

Effect of exchange rate changes on cash and cash equivalents	2,860	(239)

Net increase (decrease) in cash and cash equivalents	319,801	(265,042)
Cash and cash equivalents at beginning of period	147,339	655,128
Cash and cash equivalents at end of period	$467,140	$390,086

Segment Reporting and Product Class Information
(U.S. Dollars in Thousands)
(Unaudited)

	Total Sales by Reportable Segment
	Three Months Ended June 30, 2022			Three Months Ended June 30, 2021
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$1,107,431	$18,987	$1,126,418	$784,146	$8,798	$792,944
International	183,960	19,334	203,294	135,835	6,549	142,384
Intercompany elimination	-	(38,321)	(38,321)		(15,347)	(15,347)
Total net sales	$1,291,391	$-	$1,291,391	$919,981	$-	$919,981

	Total Sales by Reportable Segment
	Six Months Ended June 30, 2022			Six Months Ended June 30, 2021
	External Net Sales	Intersegment Sales	Total Sales	External Net Sales	Intersegment Sales	Total Sales
Domestic	$2,072,105	$29,257	$2,101,362	$1,476,884	$15,479	$1,492,363
International	355,142	33,659	388,801	250,531	8,552	259,083
Intercompany elimination	-	(62,916)	(62,916)	-	(24,031)	(24,031)
Total net sales	$2,427,247	$-	$2,427,247	$1,727,415	$-	$1,727,415

	External Net Sales by Product Class
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021
Residential products	$896,013	$599,991	$1,672,957	$1,142,140
Commercial & industrial products	309,348	254,295	588,077	456,686
Other	86,030	65,695	166,213	128,589
Total net sales	$1,291,391	$919,981	$2,427,247	$1,727,415

	Adjusted EBITDA
	Three Months Ended June 30, 2022		Six Months Ended June 30,
	2022	2021	2022	2021
Domestic	$241,928	$203,931	$412,349	$411,004
International	29,534	13,748	55,526	20,869
Total adjusted EBITDA (1)	$271,462	$217,679	$467,875	$431,873

(1) See reconciliation of Adjusted EBITDA to Net income attributable to Generac Holdings Inc. on the following reconciliation schedule.

Generac Holdings Inc.
Reconciliation Schedules
(U.S. Dollars in Thousands, Except Share and Per Share Data)
(Unaudited)

Net income to Adjusted EBITDA reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income attributable to Generac Holdings Inc.	$156,359	$127,036	$270,217	$276,029
Net income attributable to noncontrolling interests	1,278	873	4,316	1,825
Net income	157,637	127,909	274,533	277,854
Interest expense	10,235	7,721	19,789	15,444
Depreciation and amortization	39,098	21,229	77,559	39,466
Provision for income taxes	45,826	46,362	74,434	81,730
Non-cash write-down and other adjustments (1)	4,607	1,173	(3,185)	(2,695)
Non-cash share-based compensation expense (2)	7,735	6,973	16,562	12,421
Loss on extinguishment of debt (3)	3,743	831	3,743	831
Transaction costs and credit facility fees (4)	1,592	5,172	2,581	6,086
Business optimization and other charges (5)	1,590	-	2,749	159
Other	(601)	309	(890)	577
Adjusted EBITDA	271,462	217,679	467,875	431,873
Adjusted EBITDA attributable to noncontrolling interests	3,742	2,015	7,167	4,207
Adjusted EBITDA attributable to Generac Holdings Inc.	$267,720	$215,664	$460,708	$427,666

(1) Includes gains/losses on disposals of assets and sales of certain investments, unrealized mark-to-market adjustments on commodity contracts, certain foreign currency related adjustments, and certain purchase accounting and contingent consideration adjustments. A full description of these and the other reconciliation adjustments contained in these schedules is included in Generac's SEC filings.

(2) Represents share-based compensation expense to account for stock options, restricted stock and other stock awards over their respective vesting periods.

(3) Represents the write-off of original issue discount and capitalized debt issuance costs due to voluntary debt prepayments.

(4) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, together with certain fees relating to our senior secured credit facilities.

(5)  The current year period predominantly represents severance and other non-recurring restructuring charges related to the suspension of operations at certain of our facilities.

Net income to Adjusted net income reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net income attributable to Generac Holdings Inc.	$156,359	$127,036	$270,217	$276,029
Net income attributable to noncontrolling interests	1,278	873	4,316	1,825
Net income	157,637	127,909	274,533	277,854
Provision for income taxes (8)	-	46,362	-	81,730
Amortization of intangible assets	25,876	11,052	51,930	20,031
Amortization of deferred finance costs and original issue discount	650	649	1,287	1,295
Loss on extinguishment of debt (3)	3,743	831	3,743	831
Transaction costs and other purchase accounting adjustments (6)	5,710	4,954	(46)	5,643
(Gain)/loss attributable to business or asset dispositions (7)	-	–	(229)	(3,991)
Business optimization and other charges (5)	1,590	–	2,749	159
Cash income tax expense (8)	-	(37,406)	-	(75,274)
Adjusted net income	195,206	154,351	333,967	308,278
Adjusted net income (loss) attributable to noncontrolling interests	1,678	1,121	5,168	2,344
Adjusted net income attributable to Generac Holdings Inc.	$193,528	$153,230	$328,799	$305,934

Adjusted net income attributable to Generac Holdings Inc. per common share - diluted:	$2.99	$2.39	$5.07	$4.77
Weighted average common shares outstanding - diluted:	64,713,748	64,088,709	64,799,002	64,097,378

(6) Represents transaction costs incurred directly in connection with any investment, as defined in our credit agreement, equity issuance or debt issuance or refinancing, and certain purchase accounting and contingent consideration adjustments.

(7) Represents gains and losses attributable to the disposition of a business or assets occurring in other than ordinary course, as defined in our credit agreement.

(8) Amount for the three and six months ended June 30, 2021 is based on an anticipated cash income tax rate at the time of approximately 21.0% to 21.5% for the full year ended 2021 due to the existence of the tax shield from the amortization of tax-deductible goodwill and intangible assets from our acquisition by CCMP Capital Advisors, LLC in 2006. Due to the expiration of this tax shield in the fourth quarter of 2021, there is no similar reconciling item for the current year period. For comparative purposes to the current year, using the GAAP tax expense for the three and six months ended June 30, 2021 would result in adjusted net income per diluted share of $2.25 and $4.67, respectively, on a pro forma basis.

Free Cash Flow Reconciliation
	Three Months Ended June 30,		Six Months Ended June 30,
	2022	2021	2022	2021

Net cash provided by operating activities	$23,835	$122,450	$13,693	$274,993
Proceeds from beneficial interests in securitization transactions	270	651	1,843	1,363
Expenditures for property and equipment	(18,303)	(26,753)	(46,503)	(54,222)
Free cash flow	$5,802	$96,348	$(30,967)	$222,134